Exhibit 10.12

December 24, 2025

Kirk Arthur

[***]

Via Email: [***]

Dear Kirk,

On behalf of SoundThinking (the “Company”), I am pleased to offer you the position of Senior Vice President, Sales, reporting to Ralph A. Clark, Chief Executive Office with duties and responsibilities as defined in Exhibit C.

You will devote your full business efforts and time to the Company. Further, you agree not to actively engage in any other employment, occupation, or consulting activity related to the business of the Company for any direct or indirect remuneration during your employment with the Company without the prior written approval of the Company.

Based on the duties you will perform for the Company, your position will be classified as regular, full-time and exempt. Your principal place of business for the performance of your duties and responsibilities will be at remote in Bellevue, Washington. The Company will require you to travel to other locations in connection with the Company’s business. This agreement sets out the terms of your employment with the Company, and it shall take effect as of your start date.

You will receive an annual base salary paid of $300,000 per year, less applicable deductions and withholdings, to be paid semi-monthly in accordance with the Company’s normal payroll practices. You shall also be eligible to earn variable compensation with a target amount of $350,000 to be paid in accordance with the Company’s normal bonus and commission plan payment practices. Your total on-target annual earnings will be $650,000, less any and all applicable taxes. The terms of your variable compensation plan will be determined by your manager within 30 days of your start date.

The Company’s benefits and payroll services are provided through TriNet Human Resources Corporation, a professional employer organization. As a result of our arrangement with TriNet, TriNet will be considered your employer of record for these benefits and payroll purposes, but your managers here at the Company will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work. Please note that the Company reserves the right to adjust your title, duties, work location, compensation and benefits from time to time in its discretion. You will also be eligible to participate in the benefit plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies, including accrued paid time off. We also offer a 401(k) plan benefit to employees in which you will be able to participate, subject to the terms and conditions of the applicable plan documents.

Subject to approval by the Board of Directors (the “Board”), the Company anticipates granting you an option to purchase 30,000 shares of the Company’s common stock, at an exercise price equal to the fair market value as determined by the Board as of the grant date (the “Option”). The anticipated Option will vest over a period

SoundThinking Inc. dba SST, Inc.

39300 Civic Center Dr., Suite 300, Fremont, California 94538 +1.510.794.3100 main +1.888.274.6877 toll free www.soundthinking.com of four years from the grant date/vesting commencement date, with 25% of the shares vesting on the first anniversary thereof and 1/36th or 2.08% at the end of each month thereafter for the next thirty-six months, subject to your Continuous Service (as defined in the Company’s 2017 Equity Incentive Plan). The Option will be subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the Option. In addition to the Option grant noted above, you will receive an award of a restricted stock unit (“RSU”) and an award of a performance stock unit (“PSU”). The awards will be split by 50% PSUs and 50% RSUs for that number of shares of the Company’s Common Stock obtained by dividing $450,000 by the closing price of the Company’s Common Stock on the date of grant. You will also be eligible for an annual performance equity grant based on company performance and subject to board approval. The option and any subsequent equity grant will be governed by the terms of the Company’s 2017 Equity Incentive Plan (the “Plan”) and the associated option and equity grant documentation. You must be an active employee of SoundThinking on the vesting dates specified in your award agreement to receive your award.

In order to facilitate your work, the Company will provide you with a computer on which to work. The Company will reimburse you for reasonable travel and business expenses, pursuant to its regular business practice.

The Company’s normal business hours are 8:00am to 5:00pm, Monday through Friday, although you may be asked to work other hours at the discretion of the Company. As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Your employment with the Company constitutes “at-will” employment. This means that you may terminate your employment relationship with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status with the Company can only be modified in a written agreement signed by you and an officer of the Company.

As a condition of your employment, you are required to sign and comply with the Company’s standard form of employee nondisclosure and assignment agreement (“NDA Agreement”) attached to this agreement.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rulesemployment-arbitration/.) You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. All claims, disputes or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with any claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are

Employment Offer

otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This offer of employment is contingent upon your accepting the terms of this agreement and the accompanying NDA. In addition, as a condition of your employment, you will be required to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company on your employment start date. If the Company informs you that you are required to complete a background check and a reference check, this offer is contingent upon satisfactory clearance of such background check and reference check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. Furthermore, this offer of employment is also contingent upon your responding in the affirmative by the below response date (the “Expiration Date”), after which the offer is no longer valid.

This letter agreement, together with the NDA Agreement, forms the complete and exclusive statement of your employment with the Company. It supersedes any other agreements or promises made to you by anyone concerning your employment relationship with the Company, whether written or oral.

The terms of this agreement (except for those reserved to the Company’s discretion) may only be amended, canceled or discharged in writing signed by you and the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This agreement will be governed by the laws of the State of California.

As a Company employee, you will be expected to abide by the policies and procedures outlined on the Company’s internal intranet website, as periodically updated and amended. You may request a copy of those materials at any time prior to executing this agreement, and they are available for your reference subsequently on that site.

You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this agreement, and are knowingly and voluntarily entering into this agreement.

This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Employment Offer

We anticipate your start date to be January 12, 2026. Please sign and date this letter on the spaces provided below, and the enclosed NDA, on or before December 30, 2025, the Expiration Date, to acknowledge your acceptance of employment with the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Ralph A. Clark

Chief Executive Officer

I agree to and accept employment with SoundThinking, Inc. on the terms and conditions set forth in this agreement.

Date: 12/24/2025

/s/ Kirk Arthur

Employment Offer